CONSULTING AGREEMENT

     This Agreement is made effective as of March 1, 1999, by and between Odyssey Marine Exploration, Inc., of 3507 Frontage Road, Suite 100, Tampa, Florida 33607, and William C. Callari, 1725 Route 35, Wall townships, New Jersey 07719.

     Whereas:

     Callari is a Director of Odyssey, and

     Callari has a background in corporate governance and strategic planning and is willing to provide services to Odyssey based on this background.

     Odyssey desires to have services, as hereinafter defined, provided by Callari.

     Therefore, the parties agree as follows:

     1.  DESCRIPTION OF SERVICES.   Beginning on March 1, 1999, Callari will
provide the following services (collectively, the "Services"): Liaise between the Board of Directors and the various committees and act as Board Secretary.

     2.  PERFORMANCE OF SERVICES.   Callari shall determine the manner in
which the Services are to be performed and the specific hours to be worked by Callari. Odyssey will rely on Callari to work as many hours as may be reasonably necessary to fulfill Callari 's obligations under this Agreement.

     3.  PAYMENT.   Upon signing of this agreement Odyssey will issue Callari
an option to purchase shares of Odyssey's common stock according to the following schedule:

         i)  25,000 shares at a purchase price of $1.50 per share.

        ii)  50,000 shares at a purchase price of $2.00 per share.

       iii)  25,000 shares at a purchase price of $3.00 per share.

     This Option will be issued pursuant to the Company's Incentive Stock Option Plan and shall be valid for a period of eighteen months from the date of issuance.

     4. EXPENSES. Callari shall be entitled to receive reimbursement for all reasonable expenses incurred in the performance of his duties hereunder. Any expense that exceeds $250.00 must be pre-approved in writing by the Company.

     5.  NEW PROJECT APPROVAL.   Callari and Odyssey recognize that Callari 's
Services will include working on various projects for Odyssey.   Callari shall
obtain the approval of Odyssey prior to the commencement of a new project.

     6.  TERM/TERMINATION.   This Agreement shall terminate of February 28,
2000.

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     7.  RELATIONSHIP OF PARTIES.   The parties understand that Callari is an
independent contractor with respect to Odyssey, and not an employee of Odyssey. Odyssey will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Callari.

     8.  DISCLOSURE.   Callari is required to disclose any outside activities
or interests, including ownership or participation in any shipwreck related activity that conflicts or may conflict with the best interests of Odyssey. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

     A product or product line of Odyssey

     Any activity that Callari may be involved with on behalf of Odyssey

     Any shipwreck activity

     8.  EMPLOYEES.   Callari 's employees, if any, who perform services for
Odyssey under this Agreement shall also be bound by the provisions of this
Agreement.   At the request of Odyssey, Callari shall provide adequate
evidence that such persons are Callari 's employees.

     9.  INJURIES.   Callari acknowledges Callari's obligation to obtain
appropriate insurance coverage for the benefit of Callari (and Callari 's employees, if any) Callari waives any rights to recovery from Odyssey for any injuries that Callari (and/or Callari 's employees) may sustain while performing services under this Agreement and that are a result of the negligence of Callari or Callari 's employees.

    10.  INDEMNIFICATION.   Callari agrees to indemnify and hold Odyssey
harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Odyssey that result from the acts or omissions of Callari, Callari 's employees, if any, and Callari 's agents.

    11.  ASSIGNMENT.   Callari's obligations under this Agreement may not be
assigned or transferred to any other person, firm, or corporation without the prior written consent of Odyssey.

    12.  INTELLECTUAL PROPERTY.   The following provisions shall apply with
respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

         a.  Consultant's Intellectual Property.   Callari does not personally
hold any interest in any Intellectual Property.

         b. Development of Intellectual Property. Any improvements to Intellectual Property items listed on Exhibit A, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Callari (or Callari 's employees, if any) during the term of this
Agreement shall be the property of Odyssey.   Callari shall sign all documents
necessary to perfect the rights of Odyssey in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, Callari shall sign all documents necessary to assign the rights to such Intellectual Property to Odyssey.

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    13.  CONFIDENTIALITY.   Callari recognizes that Odyssey has and will have
the following information: inventions, products, prices, costs, future plans, business affairs, trade secrets, technical information, customer lists, product design information or copyrights and other proprietary information (collectively, "Information") which are valuable, special and unique assets of
Odyssey.   Callari agrees that Callari will not at any time or in any manner, either directly or indirectly, use any Information for Callari 's own benefit, or divulge, disclose, or communicate in any manner any Information to any
third party without the prior written consent of Odyssey.   Callari will
protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

    14. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Callari has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain Callari from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

    15. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

    16.  SERVICES TO THIRD PARTIES.   The parties recognize that Callari may
provide consulting services to third parties. However, the confidentiality provisions of this Agreement bind Callari, and Callari may not use the Information, directly or indirectly, for the benefit of third parties.

    17. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of Odyssey, Callari agrees and covenants that for a period of two years following the termination of this Agreement, whether such termination is voluntary or involuntary, Callari will not directly or indirectly engage in any business competitive with Odyssey. This covenant shall apply to the geographical area that includes worldwide. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, or
(iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of a third party that is
engaged in such business.   Callari agrees that this non-compete provision
will not adversely affect the livelihood of Callari.

    18.  RETURN OF RECORDS.   Upon termination of this Agreement, Callari
shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Callari's possession or under Callari's control and that are Odyssey's property or relate to Odyssey's business.

    19.  NOTICES.   All notices required or permitted under this Agreement
shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, to the addresses first written above. Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

    20.  ENTIRE AGREEMENT.   This Agreement contains the entire agreement of
the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

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    21.  AMENDMENT.   This Agreement may be modified or amended if the
amendment is made in writing and is signed by both parties.

    22.  SEVERABILITY.   If any provision of this Agreement shall be held to
be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

    23.  WAIVER OF CONTRACTUAL RIGHT.   The failure of either party to enforce
any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

    24.  APPLICABLE LAW.   The laws of the State of Florida shall govern this
Agreement.

Odyssey Marine Exploration, Inc.          William C. Callari


 By:/s/ John C. Morris                    By:/s/ William C. Callari
    John C. Morris, President                William C. Callari

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